Exhibit 99.1
MAJESCO ENTERTAINMENT APPOINTS KEITH MCCURDY TO ITS BOARD OF DIRECTORS
Edison, NJ — March 10, 2009 — Majesco Entertainment Company (NASDAQ: COOL) ), an innovative provider of video games for the mass market, announced today the appointment of Keith McCurdy to its Board of Directors, effective immediately. Mr. McCurdy, an independent director, will serve on the Company’s Compensation committee. With this appointment, Majesco has seven directors on its Board.
“Keith will be a valuable addition to our Board. His experience in the digital media industry and operational and new business development expertise will be a significant resource to Majesco as we continue to execute on our strategic plan,” said Allan Grafman, Chairman of the Board of Majesco Entertainment. “We look forward to his contributions and welcome him to the Board.”
Jesse Sutton, Chief Executive Officer of Majesco Entertainment, said, “Keith is an industry veteran with more than 20 years of hands-on operating experience. He will be a significant resource to senior management as we continue to execute on our growth strategy which is focused on extending our presence in family-friendly/mass-market games.”
“Majesco is a dynamic company operating in an exciting industry and focused on the fastest growing segment of the market, casual games,” said McCurdy. “In the past several years, the Company has executed on its business plan and significantly improved its financial performance. I believe my experience will be beneficial to the Company as it continues to build on its success.”
Mr. McCurdy possesses over 20 years of digital media industry experience. He is currently CEO and co-founder of Vivaty, a web platform and online service for highly immersive, personalized, and easy to use 3D virtual worlds easily accessed in the web browser and integrated with existing web communities and content. Previously he was CEO of Blaze Entertainment, where he built the company into a global mobile publisher, distributing mobile games on 100 carriers worldwide. During a 10-year career at Electronic Arts (EA), a leading interactive entertainment software company, Mr. McCurdy held several senior positions including Vice President of Product Development, Vice President of Technology, and Vice President of Online. Mr. McCurdy founded EA’s Online Division, leading the company’s strategy and technology effort onto the Internet. As Vice President of Technology for World Wide Studios, Mr. McCurdy was a member of the Office of the President where he played a key role in the company’s M&A efforts, strategic relationships, and platform transition strategies.
Mr. McCurdy is an advisory board member of MyGroceryDeals.com and Aura Renewable Energy. He was recently a board member of GameDaily before it was acquired.
About Majesco Entertainment Company
Majesco Entertainment Company is a provider of video games for the mass market. Building on 20 years of operating history, Majesco is focused on developing and publishing a wide range of casual and family oriented video games on leading console and portable systems. Product highlights include Cooking Mama™ and Cake Mania®2 for Nintendo DS™, and Cooking Mama World Kitchen and Jillian Michaels’ Fitness Ultimatum 2009 for Wii™. Majesco’s shares are traded on the Nasdaq Stock Market under the symbol: COOL. Majesco is headquartered in Edison, NJ and has an international office in Bristol, UK. More information about Majesco can be found online at www.majescoentertainment.com.
For more information, please contact:
Mike Smargiassi/Denise Roche
Brainerd Communicators, Inc.
212-986-6667
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